Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2025 FIRST QUARTER RESULTS

NEW YORK, NY – April 30, 2025 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter ended March 31, 2025.

March 31, 2025 First Quarter Highlights

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Net income grew 20% to $12.0 million, or $0.50 per share, compared to $10.0 million, or $0.42 per share, in the prior year quarter.
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Net interest income grew 7% to $51.4 million from $47.9 million in the prior year quarter.
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Net interest margin on net loans was 8.25%, compared to 8.39% in the prior year quarter, and on gross loans it was 7.94%, compared to 8.10% in the prior year quarter.
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Loan originations grew to $281.6 million, compared to $173.1 million in the prior year quarter, and included $136.2 million of strategic partnership loans in the current quarter compared to $15.7 million in the prior year quarter.
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Loans grew 12% to $2.5 billion as of March 31, 2025, compared to $2.2 billion a year ago.
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Credit loss provision increased to $22.0 million from $17.2 million in the prior year quarter.
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The Company declared and paid a quarterly cash dividend of $0.11 per share.
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Subsequent to March 31, 2025, the Board of Directors increased the quarterly cash dividend to $0.12 per share.

Executive Commentary – Andrew Murstein, President of Medallion

"Once again we are pleased with our bottom-line performance and the $0.50 per share earnings this quarter. We have done a great job pivoting fully away from our legacy taxi medallion lending business. Our consumer lending businesses continue to perform well. Our commercial division, Medallion Capital, which we acquired for approximately 1.1 million MFIN shares back in 1998, had another greater quarter and generated strong equity gains. Since 2015, Medallion Capital has generated $67 million of earnings for our shareholders.

We originated more than $280 million of loans during the quarter, with strategic partnership loans accounting for nearly half. Strategic partnership loan volume increased to $136 million this quarter up from just $16 million one year ago. We saw delinquencies in both of our consumer loan portfolios improve from a quarter ago.

Lastly, we are happy to announce that our board of directors has increased our quarterly dividend to $0.12 per share. We look forward to a bright future for our Company and continuing to deliver positive returns to our shareholders.”

Business Segment Highlights

Recreation Lending Segment

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Originations were $86.8 million during the quarter, compared to $105.8 million a year ago.
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Recreation loans, including loans held for investment and loans held for sale, grew 13% to $1.5 billion, or 62% of total loans, as of March 31, 2025, compared to $1.4 billion a year ago.
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Interest income grew 15% to $50.5 million for the quarter, from $43.9 million in the prior year quarter.
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The average interest rate was 15.01% at quarter-end, 15.10% excluding loans held sale, compared to 14.80% a year ago.
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Recreation loans 90 days or more past due were $7.1 million, or 0.48% of gross recreation loans, as of March 31, 2025, compared to $6.4 million, or 0.48%, a year ago.
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Allowance for credit loss was 5.00% at quarter-end for loans held for investment, compared to 4.40% a year ago.

Home Improvement Lending Segment

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Originations were $48.8 million during the quarter, compared to $51.6 million a year ago.
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Home improvement loans grew 8% to $812.4 million, or 33% of total loans, as of March 31, 2025, compared to $752.3 million a year ago.
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Interest income grew 13% to $19.8 million for the quarter, from $17.4 million in the prior year quarter.
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The average interest rate was 9.83% at quarter-end, compared to 9.60% a year ago.
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Home improvement loans 90 days or more past due were $1.5 million, or 0.19% of gross home improvement loans, as of March 31, 2025, compared to $1.4 million, or 0.18%, a year ago.
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Allowance for credit loss was 2.49% at quarter-end, compared to 2.38% a year ago.

Commercial Lending Segment

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Commercial loans were $116.1 million at March 31, 2025, compared to $106.6 million a year ago.
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The average interest rate on the portfolio was 13.14%, compared to 13.00% a year ago.

Taxi Medallion Lending Segment

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The Company collected $2.6 million of cash on taxi medallion-related assets during the quarter.
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Total net taxi medallion assets declined to $6.8 million, a 37% reduction from a year ago, and represented less than 0.5% of the Company’s total assets, as of March 31, 2025.

Capital Allocation

Quarterly Dividend

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The Board of Directors declared a quarterly dividend of $0.12 per share, payable on May 30, 2025, to shareholders of record at the close of business on May 15, 2025.

Stock Repurchase Plan

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During the first quarter of 2025, the Company repurchased 60,185 shares of its common stock at an average cost of $8.83 per share for $0.5 million.
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As of March 31, 2025, the Company had $14.9 million remaining under its $40 million stock repurchase program.

Conference Call Information

The Company will host a conference call to discuss its first quarter financial results tomorrow, Thursday, May 1, 2025, at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

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Date: Thursday, May 1, 2025
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Time: 9:00 a.m. Eastern time
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U.S. dial-in number: (833) 816-1412
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International dial-in number: (412) 317-0504
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Live webcast: Link to Webcast of 1Q25 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company's IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Thursday, May 8, 2025

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U.S. dial-in number: (844) 512-2921
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International dial-in number: (412) 317-6671
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Passcode: 1019 8552

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ: MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, the effects of tariffs, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, the settlement of which remains subject to SEC and court approval, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2024 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Cash, cash equivalents, and federal funds sold	$157,994	$169,572	$169,125
Investment securities	60,424	54,805	53,038
Equity investments	8,997	9,198	16,374
Loans held for sale, at lower of amortized cost or fair value	124,733	128,226	—
Loans	2,361,700	2,362,796	2,228,426
Allowance for credit losses	(100,366)	(97,368)	(83,827)
Net loans receivable	2,261,334	2,265,428	2,144,599
Goodwill and intangible assets, net	169,588	169,949	171,033
Property, equipment, and right-of-use lease asset, net	12,814	13,756	14,024
Accrued interest receivable	14,437	15,314	12,673
Loan collateral in process of foreclosure	9,183	9,932	10,198
Other assets	28,234	32,426	27,698
Total assets	$2,847,738	$2,868,606	$2,602,388
Liabilities
Deposits	$2,022,828	$2,090,071	$1,879,061
Long-term debt	199,665	232,159	225,558
Short-term borrowings	111,750	49,000	32,500
Deferred tax liabilities, net	21,538	20,995	24,846
Operating lease liabilities	4,528	5,128	6,710
Accrued interest payable	6,610	8,231	6,077
Accounts payable and accrued expenses	31,807	24,064	26,186
Total liabilities	2,398,726	2,429,648	2,200,938
Total stockholders’ equity	380,224	370,170	349,036
Non-controlling interest in consolidated subsidiaries	68,788	68,788	68,788
Total equity	449,012	438,958	417,824
Total liabilities and equity	$2,847,738	$2,868,606	$2,618,762
Number of shares outstanding	23,235,030	23,135,624	23,377,564
Book value per share	$16.36	$16.00	$14.93

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands, except share and per share data)	2025	2024
Total interest income	$75,425	$67,070
Total interest expense	24,013	19,153
Net interest income	51,412	47,917
Provision for credit losses	22,014	17,201
Net interest income after provision for credit losses	29,398	30,716
Other income
Gain on equity investments, net	9,430	4,167
Gain on taxi medallion assets, net	843	629
Strategic partnership fees	685	326
Other income	641	281
Total other income, net	11,599	5,403
Other expenses
Salaries and employee benefits	9,993	9,457
Loan servicing fees	2,817	2,470
Collection costs	1,537	1,467
Regulatory fees	821	977
Professional fee costs, net	1,750	771
Rent expense	675	657
Amortization of intangible assets	361	361
Other expenses	2,804	2,065
Total other expenses	20,758	18,225
Income before income taxes	20,239	17,894
Income tax provision	6,713	6,358
Net income after taxes	13,526	11,536
Less: income attributable to the non-controlling interest	1,512	1,512
Total net income attributable to Medallion Financial Corp.	$12,014	$10,024
Basic net income per share	$0.53	$0.44
Diluted net income per share	$0.50	$0.42
Weighted average common shares outstanding
Basic	22,570,797	22,641,385
Diluted	23,897,167	23,765,045
Dividends declared per common share	$0.12	$0.10